Exhibit 99.1

Sunshine Heart Appoints Jon Salveson to Board of Directors

Eden Prairie, MN and Sydney, Australia: March 13, 2013: Sunshine Heart, Inc. (NASDAQ: SSH; ASX: SHC) today announced that Jon W. Salveson has been appointed to the Company’s Board of Directors. Mr. Salveson is the Vice Chairman, Investment Banking and Chairman of the Healthcare Investment Banking Group at Piper Jaffray Companies (NYSE: PJC).  He also serves on the Board of CryoLife (NYSE: CRY), a leading medical device company focused on cardiac and vascular surgery.

“Jon brings extensive corporate transaction and financing experience to the company that will play an integral role as we mature in the clinic and on corporate development fronts,” said John Erb, Chairman of Sunshine Heart’s Board of Directors. “With C-Pulse’s pivotal trial and European post-market study about to commence, we welcome his strategic input as the company transitions to the next phase of growth.”

Mr. Salveson joined Piper Jaffray in 1993 as an Associate, was elected Managing Director in 1999, and was named the Group Head of Piper Jaffray’s International Healthcare Investment Banking Group in 2001. Mr. Salveson was appointed Global Head of Investment Banking and a member of the Executive Committee of Piper Jaffray in 2004, and has served in his present position as Vice Chairman, Investment Banking since July 2010. Mr. Salveson received his undergraduate degree from St. Olaf College and an M.M.M in finance from the Kellogg Graduate School of Management at Northwestern University.

About Sunshine® Heart

Sunshine Heart, Inc. (NASDAQ: SSH / ASX: SHC) is an early-stage global medical device company committed to the commercialization of the C-Pulse System, an implantable, non-blood contacting, heart assist therapy for the treatment of moderate to severe heart failure.  The C-Pulse System can be implanted using a minimally invasive procedure and is designed to relieve the symptoms of heart failure through the use of counter-pulsation technology, which enables an increase in cardiac output, an increase in coronary blood flow and a reduction in the heart’s pumping load.  Sunshine Heart has completed an approved U.S. Food and Drug Administration (FDA) feasibility clinical trial of the C-Pulse System and presented the results in November 2011.  In March, 2012, the FDA notified the Company that it could move forward with an investigational device exemption (IDE) application.  Sunshine Heart received unconditional approval from the FDA in November 2012 to initiate its pivotal trial.  In July 2012 Sunshine Heart received CE Mark approval for its C-Pulse System in Europe.  Sunshine Heart is a Delaware corporation headquartered in Minneapolis with a subsidiary presence in Australia.  The Company has been listed on the Australian Securities Exchange (ASX) since September 2004 and on the NASDAQ Capital Market since February 2012.  For more information, please visit www.sunshineheart.com.

About the C-Pulse® Heart Assist System

The C-Pulse Heart Assist System, or C-Pulse System, an investigational device in the United States, Canada and countries that do not recognize the CE Mark approval, utilizes the scientific principles of intra-aortic balloon counter-pulsation applied in an extra-aortic approach to assist the left ventricle by reducing the workload required to pump blood throughout the body, while increasing blood flow to the coronary arteries. Operating outside the patient’s bloodstream, the extra-aortic approach of the C-Pulse technology offers greater flexibility, allowing patients to safely disconnect to have intervals of freedom to perform certain activities such as showering. The C-Pulse System may help maintain the patient’s current condition and, in some cases, reverse the heart failure process, thereby potentially preventing the need for later stage heart failure therapies, such as left ventricular assist devices (LVADs), artificial hearts or transplants.

Caution: Investigational device, limited by Federal (or United States) Law to Investigational use.

Forward-Looking Statements

Certain statements in this release are forward-looking statements that are based on management’s beliefs, assumptions and expectations and information currently available to management.  All statements that address future operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements, including without limitation, our expectations with respect to future clinical trial activities and results including patient enrollment in trials. These forward-looking statements are subject to numerous risks and uncertainties, including without limitation, the possibility that our clinical trials do not meet their enrollment goals, meet their end-points or otherwise fail, that regulatory authorities do not accept our application or approve the marketing of the C-Pulse System, the possibility we may be unable to raise the funds necessary for the development and commercialization of our products, that we may not be able to commercialize our products successfully in the EU and the other risk factors described under the caption “Risk Factors” and elsewhere in our filings with the U.S. Securities and Exchange Commission and ASX.  You should not place undue reliance on forward-looking statements because they speak only as of the date when made and may turn out to be inaccurate. We do not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We may not actually achieve the plans, projections or expectations disclosed in forward-looking statements, and actual results, developments or events could differ materially from those disclosed in the forward-looking statements.

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For further information, please contact:

Media:	Investor:
Laura Forman	Jeff Mathiesen
Blueprint Life Science Group	Chief Financial Officer
T: +1-415-375-3340	Sunshine Heart, Inc.
T: +1-952-345-4200